VI FEE SCHEDULE
                ROTH INDIVIDUAL RETIREMENT ANNUITY CONTRACT (IRA)


6.01. Maintenance Fee: The Maintenance Fee for a single premium Contract will be $0. The Maintenance Fee for a flexible premium Contract will be $20.

6.2. Surrender Fee.

For each surrender, the Surrender Fee will be determined according to the number of completed Contract Years. Contract Year is the period of 12 months measured from the effective date of the Contract or from any anniversary of such date. The Surrender Fee will be determined as follows:

                            Single Premium Contract
Completed Contract Years                                         Surrender Fee

5 years or less                                                   5%
More than 5 years but not more than 6 years                       4%
More than 6 years but not more than 7 years                       3%
More than 7 years but not more than 8 years                       2%
More than 8 years but not more than 9 years                       1%
More than 9 years                                                 0%

                            Flexible Premium Contract
Completed Contract Years                                         Surrender Fee

Less than 5                                                       5%
5 or more but less than 7                                         4%
7 or more but less than 9                                         3%
9 or more but less than 10                                        2%
10 or more                                                        0%

If a Contract is established as a rollover from another Aetna contract, the Surrender Fee will be determined according to the effective date of the predecessor contract. Aetna reserves the right to not accept a rollover contribution to an existing contract.

No Surrender Fee is deducted from any portion of the Current Value which is paid:

(a) At the death of the Annuitant before Annuity payments start; or

(b) As a premium for an Annuity under this Contract.

6.3. Table of Values--Fixed Account:

The values in the following table only apply to a single Purchase Payment of $10,000 or an annual Purchase payment of $1,000.

The Paid-Up Annuity Benefit assumes the Current Value has accumulated in the Fixed Account at the Guaranteed Interest Rate until age 65 and is applied to Option 4 with a guaranteed period of 120 months.

The Surrender Value assumes the Purchase Payment is credited to the Fixed Account at the Guaranteed Interest Rate at the beginning of the first Contract year. The applicable Surrender Fees and Maintenance Fee, if any, are deducted.

Values would be different for other Purchase Payment amounts, if made at another time, if partial surrenders are made, or if Aetna adds interest at a rate greater than the Guaranteed Interest Rate-Fixed Account.


ISMIRA-97(NY)ROTH